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                                                                      EXHIBIT 11


                                 VF CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                     (In thousands, except per share data)



                                                     THREE MONTHS ENDED                   NINE MONTHS ENDED
                                           ---------------     ---------------     -----------------    ----------------
                                              OCTOBER 4         SEPTEMBER 28          OCTOBER 4           SEPTEMBER 28
                                                 1997               1996                 1997                1996
                                           ---------------     ---------------     -----------------     ---------------
PRIMARY EARNINGS PER SHARE

Net income                                $       108,692     $        91,048     $         257,782     $       216,870
Less Preferred Stock dividends
  and redemption premium                            1,325               1,054                 3,593               3,305
                                           ---------------     ---------------     -----------------     ---------------
Net income available to
  common stockholders                     $       107,367     $        89,994     $         254,189     $       213,565
                                           ===============     ===============     =================     ===============


Average number of common
  shares outstanding                               62,447              63,512                63,367              63,598
                                           ===============     ===============     =================     ===============


Primary earnings per share                          $1.72               $1.42                 $4.01               $3.36
                                           ===============     ===============     =================     ===============


FULLY DILUTED EARNINGS PER SHARE

Net income                                $       108,692     $        91,048     $         257,782     $       216,870
Increased ESOP contribution
  required if Preferred Stock were
  converted to Common Stock                           313                 334                   937               1,004
                                           ---------------     ---------------     -----------------     ---------------
Fully diluted earnings                    $       108,379     $        90,714     $         256,845     $       215,866
                                           ===============     ===============     =================     ===============


Average number of common
  shares outstanding                               62,447              63,512                63,367              63,598
Additional common equivalent shares
  resulting from:
  Conversion of Preferred Stock                     1,472               1,516                 1,483               1,536
  Dilutive effect of stock options                    790                 413                   816                 433
                                           ---------------     ---------------     -----------------     ---------------
Average number of common and
  common equivalent shares                         64,709              65,441                65,666              65,567
                                           ===============     ===============     =================     ===============


Fully diluted earnings per share                    $1.67               $1.39                 $3.91               $3.29
                                           ===============     ===============     =================     ===============



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